Exhibit 99

Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world, announced the appointment of David S. Wichmann, 46, to its Board of Directors. Wichmann brings considerable knowledge and expertise in financial management and operations, including more than 10 years in executive leadership at UnitedHealth Group, a diversified, Fortune 25 health and well-being enterprise.

"The addition of Dave Wichmann to Tennant Company's Board of Directors ensures the company will continue to benefit from a diversity of knowledge and opinions. Dave’s senior-level expertise in the complex world of healthcare, mergers & acquisitions, and financial management, as well as past experience in manufacturing, including with a competitive cleaning equipment manufacturer, will be a terrific complement to our current board. We feel that Dave will add tremendous value," said Chris Killingstad, President and Chief Executive Officer of Tennant Company.

Mr. Wichmann is Executive Vice President for UnitedHealth Group and President, UnitedHealth Group Operations located in Minnetonka, Minnesota. He joined UnitedHealthcare / UnitedHealth Group in 1998 and has held various senior management positions including President of Commercial Markets Group for UnitedHealth Group; President and Chief Operating Officer for UnitedHealthcare; President and Chief Executive Officer for Specialized Care Services; and Senior Vice President, Corporate Development. Prior to joining UnitedHealth Group, Mr. Wichmann gained extensive experience in mergers and acquisitions, financial management, manufacturing and international administration as a partner at Arthur Andersen and as the chief financial officer at Advance Machine Company. He holds a B.S. in Accounting from Illinois State University. In addition to serving on Tennant’s Board of Directors, Mr. Wichmann also serves on the boards of the Minnesota Orchestra, YMCA of Metropolitan Minneapolis, the UnitedHealthcare Children’s Foundation and Fidelity Sedgwick Holdings, Inc.

Mr. Wichmann’s addition to the board brings the number of Tennant Company directors to nine. Other members of Tennant Company's board include William F. Austen, Vice President of Operations at Bemis Company; Jeffrey A. Balagna, President and Chief Executive Officer, Carlson Marketing Worldwide; Carol S. Eicher, Vice President, Global Business Director, Performance Monomers, Dow Chemical Company; James T. Hale, Corporate Governance Consultant and retired Executive Vice President, General Counsel and Corporate Secretary for Target Corporation; H. Chris Killingstad, President and Chief Executive Officer at Tennant Company; David Mathieson, Senior Vice President and Chief Financial Officer at RSC Holdings, Inc.; Stephen G. Shank, Chairman at Capella Education Company; and Steven A. Sonnenberg, Executive Vice President, Emerson Electric Company and Business Leader, Emerson Process Management.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Source: Tennant Company

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